                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   BEGA, INC.


               Bega, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware Code"), does hereby certify as follows:

               The name of the corporation is Bega, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was July 31, 2000. This Amended and Restated Certificate of Incorporation of the corporation (this "Certificate") which both restates and further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware Code and by the written consent of its sole stockholder in accordance with Section 228 of the Delaware Code. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

               FIRST: The name of the corporation is Bega, Inc. (hereinafter referred to as the "Corporation").

               SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware Code.

               FOURTH: (1) The total number of shares of stock which the Corporation is authorized to issue is 510,000,000 (five hundred and ten million), which shall consist of

500,000,000 (five hundred million) shares of common stock, $0.000001 par value per share ("Common Stock"), and 10,000,000 (ten million) shares of preferred stock, $0.001 par value per share ("Preferred Stock").

               (2) The holders of Common Stock shall have the following rights and preferences, subject to the rights and preferences of holders of Preferred Stock, as determined by the Board of Directors pursuant to this Certificate:

                      (i) Holders of Common Stock shall be entitled to receive such dividends, if any, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation that are legally available therefor.

                      (ii) On all matters upon which stockholders are entitled to vote, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in its name on the transfer books of the Corporation.

                      (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a per share distribution of any assets remaining after payment or provision for liabilities and the liquidation preference on Preferred Stock, if any.

               (3) The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares in an aggregate amount not exceeding in the aggregate the number of shares of Preferred Stock authorized by this Certificate, as amended from time to time, and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other series of capital stock or for any other securities, property or assets of the Corporation (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation. Before the Corporation shall issue any shares of Preferred Stock of any series, it shall file with the Secretary of State of the State of Delaware in the manner prescribed by the Delaware Code an amendment to this Certificate or a Certificate of Designation setting forth the terms of the series and fixing the voting powers, designations, preferences, the relative, participating, optional, or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

               (4) The shares of capital stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation.

               (5) The Corporation shall have a series of Preferred Stock having a par value of $0.001 per share which shall be designated Convertible Voting Preferred Stock (the "Voting Preferred Stock") consisting of 3,906,250 shares which shall have the powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions thereon as follows:

                      (i) Powers, Preferences and Rights of the Voting Preferred Stock. The powers, preferences and rights of the Voting Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

                          (a) Ranking. The Voting Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank senior to the Common Stock and junior to any series or class of the Corporation's Preferred Stock hereafter authorized.

                          (b) Dividends and Distributions.

                               (A) Dividends. The holders of the then
               outstanding Voting Preferred Stock shall be entitled to receive out of any funds legally available therefor, dividends and other distributions in respect of shares of capital stock at the same rate and at the same time as any dividends declared on or distributions made in respect of the Common Stock, when, as and if declared or made by the Board of Directors; provided that, for purposes of this Section 5(i)(b)(A) only, the holders of the Voting Preferred Stock shall be deemed to own the number of shares of Common Stock into which such shares of Voting Preferred Stock are convertible at the time such dividend is declared or such distribution is made.

                               (B) Record Date. The Board of Directors may fix a
               record date for the determination of holders of shares of Voting Preferred Stock entitled to receive payment of the dividends payable pursuant to paragraph (A) above, which record date shall not be more than 60 days prior to the dividend payment date.

                          (c) Certain Restrictions. Notwithstanding the provisions of this Certificate, the Corporation may not redeem, purchase or otherwise acquire any shares of Voting Preferred Stock, if (I) the Corporation is not solvent or would be rendered insolvent thereby or
        (II) at such time the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such redemption, purchase or other acquisition, or provide that such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

                          (d)  Voting Rights.

                               (A) Except as otherwise required by law or
               expressly provided in this paragraph (d), the holders of Voting Preferred Stock shall be entitled to notice of and to vote at, in person or by proxy, any special or annual meeting of stockholders, voting together with holders of Common Stock (and the holders of any other equity securities entitled to vote with the holders of Common Stock) and not as a separate class. With respect to any such vote, each share of Voting Preferred Stock shall entitle the holder thereof to cast one (1) vote per share. Each share of Voting Preferred Stock shall also have the right to vote provided in paragraph(B) below and as provided by law.

                               (B) Unless the consent or approval of a greater
               number of shares shall then be required by law, the affirmative vote of the holders of a majority of the outstanding shares of Voting Preferred Stock present in person or by proxy, at each special and annual meeting of stockholders called for the purpose, or by written consent, shall be necessary to authorize, adopt or approve each amendment to this Section 5 of Article Fourth of this Certificate that would increase or decrease the par value of the shares of Voting Preferred Stock or alter or change the powers, preferences or rights of the shares of Voting Preferred Stock, provided that in no event shall the consent or approval of the holders of the outstanding shares of Voting Preferred Stock be necessary to (I) authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any Voting Preferred Stock or exchangeable securities or by reclassification) any shares of any class or classes of Senior Stock (as such term is defined below) or Parity Stock (as such term is defined below) or any additional shares of Voting Preferred Stock or (II) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of Senior Stock or Parity Stock. Furthermore, in no event shall the consent or approval of the holders of the outstanding shares of

               Voting Preferred Stock as a class be necessary to approve (x) any consolidation or merger of the Corporation or any Subsidiary (as such term is defined below) of the Corporation with or into any other Person (as such term is defined below), the effect of which would result in the holders of shares of Voting Preferred Stock receiving in any such consolidation or merger transaction (1) the consideration which such holders would have received had such holders exercised the right to convert such shares into Common Stock or (2) shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction, (y) the sale, assignment, transfer, lease, conveyance or any other disposition of all or substantially all of the assets of the Corporation to any other Person, or (z) any plan of liquidation, and no such transaction shall be deemed to constitute an alteration or change of powers, preferences or special rights of the Voting Preferred Stock within the meaning of Section 151 of the Delaware Code.

                          (e) Redemption at Option of Corporation. On and after December 31, 2020, the Corporation shall have the right to redeem shares of Voting Preferred Stock at the Redemption Price (as such term is defined below).

                          (f) Redemption at Option of Holder.

                               (A) No holder of shares of Voting Preferred Stock
               shall have any right to require the Corporation to redeem any shares of Voting Preferred

               Stock prior to December 31, 2030 (the "Maturity Date"). Thereafter, at any time within six months following the Maturity Date but subject to the restrictions set forth in Section 5(i)(c), each holder of shares of Voting Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all (but not less than all) of the shares of Voting Preferred Stock owned by such holder at a redemption price (the "Redemption Price") per share equal to the Liquidation Preference;

                               (B) The holder of any shares of Voting Preferred
               Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Voting Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all (but not less than all) of such shares in accordance with the provisions of this Section 5(i)(f), which notice may specify an account for delivery of the Redemption Price;

                               (C) Within two (2) Business Days (as such term is
               defined below) after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder or by overnight delivery (by a nationally recognized courier) of a bank check to such holder's address as it appears on the books of the Corporation; and

                               (D) Such redemption shall be deemed to have been
               made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Voting Preferred Stock to be redeemed, the shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease from and after the date of redemption designated in the notice of redemption, and the rights of the holder thereof, except for the right to receive the Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

                          (g) Reacquired Shares. Any shares of the Voting Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

                          (h)  Liquidation, Dissolution or Winding Up.

                               (A) In the event of any liquidation, dissolution
               or winding up of the Corporation, either voluntarily or involuntarily, before any distribution or payment to holders of Common Stock, the holders of shares of Voting Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference with respect to each share of Voting Preferred Stock, and shall then be entitled to no further distribution or payment.

                               (B) If, upon any liquidation, dissolution or
               winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Voting Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Voting Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                               (C) Neither the consolidation or merger of the
               Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5(i)(h).

                          (i) Conversion.

                               (A) Stockholders' Right To Convert. Prior to the
               termination (if any) of the Agreement and Plan of Merger, dated as of July 23, 2000, by and between VoiceStream Wireless Corporation and Deutsche Telekom AG (the "Merger Agreement") (the date of any such termination of such Merger Agreement being herein referred to as the "Trigger Date") no holder of shares of Voting Preferred Stock shall have the right to convert such shares into Common Stock. Commencing on the first day after the Trigger Date, shares of Voting Preferred Stock shall be convertible, at the sole option and election of the holder, into that number of fully paid and nonassessable shares of Common Stock as shall be equal to the aggregate Liquidation Preference of the shares of Voting Preferred Stock to be converted, divided by $160.00 (subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions, the "Conversion Rate"). Notwithstanding any other term hereof, the outstanding shares of Voting Preferred Stock shall be convertible into shares of Common Stock only if the Trigger Date occurs.

                               (B) No Transfer. No holder shall Transfer (as
               such term is defined below) any shares of Voting Preferred Stock prior to the Trigger Date except to a Subsidiary.

                               (C) Fractional Shares. Notwithstanding any other
               provision of this Certificate, the Corporation shall not be required to issue fractions of shares upon conversion of any shares of Voting Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Voting Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by $160.00, subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions.

                               (D) Reorganization, Reclassification and Merger
               Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation or the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock), and in connection therewith there shall occur a change in Beneficial Ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act (as such term is defined below)) of at least 25% of the outstanding shares of Common Stock of the Corporation, then each share of Voting Preferred Stock shall be converted into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation or merger, in respect of that number of shares of Common Stock into which such share of Voting Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Voting Preferred Stock; provided that in the case of any such reorganization, reclassification, consolidation or merger the shares of Voting Preferred Stock may be converted into or exchanged for shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction, provided, further, that in the case of any such reorganization, reclassification, consolidation or merger which shall not result in a change in Beneficial Ownership (as such term is defined in Rule 13d-3 of the Securities Exchange Act (as such term is defined below)) of at least 25% of the outstanding shares of Common Stock of the Corporation, then each such share of Voting Preferred Stock shall be converted into or exchanged for shares of capital stock of the surviving Person (or a Person of which such surviving Person is a Subsidiary), having in respect of such surviving Person or other Person, substantially the same powers, preferences and relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions thereon, that the shares of Voting Preferred Stock had immediately prior to such transaction.

                               (E) Notice of Adjustment. Whenever the securities
               or other property deliverable upon the conversion of the Voting Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Voting Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Voting Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant Treasurers, stating the securities or other property deliverable per share of Voting Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

                               (F) Mechanics of Conversion. A Permitted Holder
               of Voting Preferred Stock may exercise its option to convert pursuant to paragraph (A) above by surrendering for such purpose to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Voting Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert such shares in accordance with Section 5(i)(i). The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the "Conversion Date"). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within ten (10) Business Days after the Conversion Date, the Corporation shall issue to such holder a number of shares of Common Stock into which such shares of Voting Preferred Stock are convertible pursuant to paragraph (A) above. Certificates representing such shares of Common Stock shall be delivered to such holder at such holder's address as it appears on the books of the Corporation.

                               (G) Reservation of Common Stock. The Corporation
               shall at all times reserve and keep available for issuance upon the conversion of the shares of Voting Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Voting Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Voting Preferred Stock.

                               (H) Termination of Rights. All shares of Voting
               Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote or to receive any dividends, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

                               (I) No Conversion Charge or Tax. The issuance and
               delivery of certificates for shares of Common Stock upon the conversion of shares of Voting Preferred Stock shall be made without charge to the holder of shares of Voting Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby to such holder, all of which taxes and expenses shall be paid by the Corporation.

                               (J) Regulatory Approval. Notwithstanding anything
               herein to the contrary, if the Federal Communications Commission or other regulatory approval is required to be obtained prior to the conversion of shares of Voting

               Preferred Stock, the Voting Preferred Stock may nevertheless be converted pursuant to the terms of this Section 5(i)(i), provided, that such conversion shall not become effective until the close of business on the date of the receipt of the last of any such approvals and of the surrender of the certificates representing the shares of the Voting Preferred Stock to be converted. The Corporation shall provide all reasonable cooperation and make all necessary filings required to be made by the Corporation in connection with any such regulatory approval.

                          (j) Notice of Certain Events. In case the Corporation shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated, adjust the securities issuable upon conversion of shares of Voting Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Voting Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (I) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (II) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) Business Days prior to the applicable record, determination or effective date, specified in such notice.

                      (ii) Redemption of Capital Stock. Notwithstanding any other provision of this certificate to the contrary, outstanding shares of capital stock of the Corporation held by Disqualified Holders (as such term is defined below) shall always be subject to redemption by the Corporation in accordance with the procedure set forth in the next succeeding sentence of this
Section 5(ii), by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to the Delaware Code, as amended, or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries to conduct any portion of the business of the Corporation or any of its Subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. Accordingly, notwithstanding anything to the contrary contained herein, in any such event, the Corporation shall have the right to convert shares of Voting Preferred Stock into Common Stock at the Conversion Rate in accordance with the provisions of this Certificate to permit the redemption by the Corporation of shares of Common Stock to the extent so required to prevent such loss or secure such reinstatement.

                      (iii) Legend. Each certificate evidencing a share of Voting Preferred Stock shall contain legends substantially to the following effect (and any Transfer of any such shares shall be subject to the following):

                  "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER."

                  Each certificate evidencing a share of Common Stock issued upon conversion of Voting Preferred Stock shall contain a legend substantially to the following effect (and any Transfer of any such shares shall be subject to the following):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON OTHER THAN TO CERTAIN AFFILIATES OF THE REGISTERED HOLDER AND AS PERMITTED BY SECTION 5 OF ARTICLE FOURTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION CONTAINING THE TERMS OF THE SHARES OF VOTING PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE."

                      (iv) Definitions. For the purposes of this Section 5 of Article Fourth, the following terms shall have the meanings indicated:

                               "Affiliate" means, with respect to any Person,
any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

                               "Business Day" shall mean any day other than a
Saturday, Sunday or other day on which commercial banks in the City of New York or the State of Washington are authorized or required by law or executive order to close.

                               "Disqualified Holder" shall mean any holder of
shares of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of capital stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries or affiliates to conduct any portion of the business of the Corporation or any of its subsidiaries or affiliates.

                               "Exchange Act" shall mean the Securities Exchange
Act of 1934, as it may be amended, and any successor act thereto.

                               "Liquidation Preference" shall mean, with respect
to each share of Voting Preferred Stock, $1,280.00 and no more (subject to adjustment for stock splits, subdivisions or combinations or other comparable transactions with respect to the Voting Preferred Stock).

                               "Parity Stock" shall mean, with respect to shares
of Voting Preferred Stock, any capital stock of the Corporation ranking on a parity with the Voting Preferred Stock, with respect to dividends, distribution in liquidation or any other preference, right or power.

                               "Person" shall mean any individual, firm,
corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or political subdivision thereof or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                               "Senior Stock" shall mean, with respect to shares
of Voting Preferred Stock, any capital stock of the Corporation ranking senior to the Voting Preferred Stock with respect to dividends, distribution in liquidation or any other preference, right or power.

                               "Subsidiary" shall mean, with respect to any
Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or 50% of the equity interests are owned, directly or indirectly, by such Person.

                               "Transfer" shall mean, with respect to any
security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or constructive sale or other disposition of such security or the record or beneficial owner thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "constructive sale" means a short sale with respect to such security or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to such security or substantially identical property, entering into or acquiring a futures or forward contract to delivery such security or substantially identical property or entering into any transaction that has substantially the same affect as any of the foregoing.

               FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

               (2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

               (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

               (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

               SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this provision, nor the adoption of any provisions of this Certificate or the by-laws of the Corporation or of any statute inconsistent with this provision, shall eliminate or reduce the effect of this provision in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this provision would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               SEVENTH: (1) The Corporation shall indemnify its directors and officers to the full extent permitted by applicable law. The Corporation shall advance expenses for such persons pursuant to the terms set forth in the by-laws, or in a separate directors' resolution or contract.

               (2) The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such by-laws, resolutions, contracts, or further indemnification and expense advancement arrangements implementing these provisions as may be permitted by law, including the purchase and maintenance of insurance. Such by-laws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity, or advancement of expenses, shall be made.

               (3) No amendment or repeal of this provision shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

               EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

               NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

               IN WITNESS WHEREOF, Bega, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officer, this ______ day of May, 2001.

                                        Attest: _______________________________
                                        Name:



                                        Bega, Inc.

                                        By: ___________________________________
                                        Name:
                                        Title: